Exhibit 99.1

Montpelier Re Reports First Quarter 2012 Financial Results

•                  Fully Converted Tangible Book Value Per Share of $24.30, a 7.5% increase from December 31, 2011,

•                  Net premium growth of 9%, after adjusting for reinstatement premiums and the sale of MUSIC,

•                  Operating EPS of $1.23, highlighted by a 27% loss ratio and 59% combined ratio.

HAMILTON, Bermuda, April 25, 2012 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the quarter ended March 31, 2012.

Fully converted tangible book value per share was $24.30, an increase of 7.5% from December 31, 2011, after taking into account common share dividends declared during the quarter.

Gross premiums written increased by 2% in the quarter, but were up 13% when adjusting for reinstatement premiums ($14 million) and the fourth quarter 2011 sale of MUSIC ($10 million).  Net premiums written were down 3% in the quarter, but were up 9% when adjusting for reinstatements and the sale of MUSIC.

The loss ratio for the first quarter was 27%, which includes $29 million of favorable prior year loss reserve movements.  The combined ratio was 59% for the quarter.

Operating income for the quarter was $1.23 per share ($76 million), representing a quarterly return on common equity of 5.3%. Net income available to common shareholders was $1.74 per common share ($107 million). The net impact of realized and unrealized gains from investments and foreign exchange, which is included in net income, was $31 million for the quarter.

Net investment income was $18 million, and the total return on the investment portfolio was 1.7% for the first quarter of 2012.

Christopher Harris, President and Chief Executive Officer, said “We were very pleased to kick off 2012 with solid performance across the board.  The underwriting and investment teams at Montpelier executed well and combined to deliver 7.5% growth in book value per common share, and we are well positioned to respond to opportunities as the year develops.”

During the first quarter of 2012, the Company repurchased a total of 1,950,138 shares at an average price of $19.14 per share ($37 million). During the second quarter of 2012, the Company has repurchased a further 1,025,789 shares at an average price of $19.50 ($20 million).

As of March 31, 2012, shareholders’ equity was $1,615 million and total capital was $1,943 million.

Please refer to Montpelier’s March 31, 2012 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, April 26, 2012 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through May 3, 2012 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10011250.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not necessarily limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, 441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	March 31,		December 31,
	2012		2011
Assets

Fixed maturity investments, at fair value	$2,544.8		$2,390.2
Equity securities, at fair value	39.8		96.1
Other investments	94.9		102.4
Cash and cash equivalents	438.8		340.3
Restricted cash	83.0		128.4

Total Investments and Cash	3,201.3		3,057.4

Reinsurance recoverable on unpaid losses	71.1		77.7
Reinsurance recoverable on paid losses	3.2		7.7
Insurance and reinsurance premiums receivable	287.1		213.4
Unearned reinsurance premiums ceded	38.2		22.0
Deferred insurance and reinsurance acquisition costs	56.9		50.9
Accrued investment income	18.4		16.2
Unsettled sales of investments	106.4		33.9
Other assets	21.0		20.3

Total Assets	$3,803.6		$3,499.5

Liabilities

Loss and loss adjustment expense reserves	$1,035.7		$1,077.1
Debt	327.9		327.8
Unearned insurance and reinsurance premiums	344.7		265.9
Insurance and reinsurance balances payable	68.9		44.0
Liability for investment securities sold short	104.3		136.3
Unsettled purchases of investments	275.2		69.9
Accounts payable, accrued expenses and other liabilities	31.8		29.2

Total Liabilities	2,188.5		1,950.2

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	1,130.0		1,165.7
Common shares held in treasury, at cost	(21.8)		(22.0)
Retained earnings	360.6		259.7
Accumulated other comprehensive loss	(3.7)		(4.1)

Total Shareholders’ Equity	1,615.1		1,549.3

Total Liabilities and Shareholders’ Equity	$3,803.6		$3,499.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	58,923	sh	60,864	sh
Common and common equivalent shares outstanding (000s)	60,300		61,625

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended
	March 31,
	2012	2011

Underwriting revenues

Gross insurance and reinsurance premiums written	$259.7	$254.1
Ceded reinsurance premiums	(39.7)	(27.6)
Net insurance and reinsurance premiums written	$220.0	$226.5

Gross insurance and reinsurance premiums earned	$184.1	$182.2
Earned reinsurance premiums ceded	(23.6)	(16.1)
Net insurance and reinsurance premiums earned	160.5	166.1

Underwriting expenses

Loss and loss adjustment expenses - current year	(72.7)	(282.0)
Loss and loss adjustment expenses - prior year	28.7	33.6
Insurance and reinsurance acquisition costs	(24.8)	(24.7)
Operating expenses	(20.1)	(22.1)
Incentive compensation expenses	(5.6)	(1.9)

Underwriting income (loss)	66.0	(131.0)

Net investment income	17.6	17.5
Other revenue	0.5	—
Net realized and unrealized investment gains	32.4	16.6
Net foreign exchange losses	(2.6)	(2.0)
Net income (expense) from derivative instruments	1.5	(0.6)
Interest and other financing expenses	(5.0)	(5.9)
Income tax benefit	—	1.1

Net income (loss)	110.4	(104.3)

Dividends declared on non-cumulative preferred shares	(3.3)	—

Net income (loss) available to common shareholders	$107.1	$(104.3)

Net income (loss)	$110.4	$(104.3)

Net change in foreign currency translation	0.4	0.5

Comprehensive income (loss)	$110.8	$(103.8)

Net income (loss) available to common shareholders per share	$1.74	$(1.67)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	45.3%	169.7%
Prior year	-17.9%	-20.2%
Loss and loss adjustment expense ratio	27.4%	149.5%
Acquisition costs ratio	15.5%	14.8%
Operating expense ratio	12.5%	13.3%
Incentive compensation expense ratio	3.5%	1.2%
Combined ratio	58.9%	178.8%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended
	March 31,
	2012	2011

Net income (loss) available to common shareholders	$107.1	$(104.3)

Add (subtract):
Net realized investment gains	(28.2)	(7.1)
Net unrealized investment gains	(4.2)	(9.5)
Net losses (gains) from investment-related derivative instruments (2)	(1.7)	0.8
Net foreign exchange losses	2.6	2.0
Net losses (gains) from foreign exchange-related derivative instruments (2)	0.1	(0.4)

Operating income (loss) available to common shareholders	$75.7	$(118.5)

Operating income (loss) available to common shareholders per share	$1.23	$(1.90)

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	March 31,		Dec. 31,		March 31,
	2012		2011		2011
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,615.1		$1,549.3		$1,472.1

less: Non-cumulative preferred shares	(150.0)		(150.0)		—

[A] Book value per common share numerator (common shareholders’ equity)	1,465.1		1,399.3		1,472.1

Intangible asset (3)	—		—		(4.7)

[B] Fully converted tangible book value per common share numerator	$1,465.1		$1,399.3		$1,467.4

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	58,923	sh	60,864	sh	62,347	sh

Restricted share units outstanding	1,377		761		1,378

[D] Fully converted book value per common share denominator	60,300	sh	61,625	sh	63,725	sh

Book value per common share [A] / [C]	$24.86		$22.99		$23.61
Fully converted book value per common share [A] / [D]	24.30		22.71		23.10
Fully converted tangible book value per common share [B] / [D]	24.30		22.71		23.03

Change in fully converted tangible book value per common share: (4)

From December 31, 2011	7.5%
From March 31, 2011	7.3%

(1) These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2) Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3) Represents the value of excess and surplus lines licenses and authorizations we acquired in 2007. We realized the full value of this asset in connection with our December 2011 sale of Montpelier U.S. Insurance Company

(4) Computed as the change in fully converted tangible book value per common share after taking into account common dividends declared of $0.105 and $0.41 during the three and twelve month periods ended March 31, 2012, respectively.